EXHIBIT 99.1

8503 Hilltop Drive
Ooltewah, Tennessee 37363
(423) 238-4171

	APPROVED BY:	Jeffrey I. Badgley
Co-Chief Executive Officer
For Immediate Release

	CONTACT:	Miller Industries, Inc.
J. Vincent Mish, Chief Financial Officer
(423) 238-4171
Frank Madonia, General Counsel
(423) 238-4171
FD
Investor Contact: Eric Boyriven/Alexandra Tramont
(212) 850-5600

MILLER INDUSTRIES REPORTS 2008 THIRD QUARTER RESULTS

CHATTANOOGA, Tennessee, November 5, 2008 – Miller Industries, Inc. (NYSE: MLR) (the “Company”) today announced financial results for the third quarter ended September 30, 2008.
For the third quarter of 2008, net sales were $66.7 million, compared to $92.7 million in the third quarter of 2007.  Net income in the third quarter of 2008 was $917,000, or $0.08 per diluted share, compared to net income of $3.6 million, or $0.31 per diluted share, in the prior year.
Gross profit for the third quarter of 2008 was $8.1 million, or 12.2% of net sales, compared to $13.1 million, or 14.1% of net sales, in the third quarter of 2007.
For the third quarter of 2008, selling, general and administrative expenses were $6.4 million versus $6.5 million in the prior year period.  The Company reported operating income (earnings before interest and taxes) of $1.7 million for the third quarter of 2008, compared to $6.6 million for the third quarter of 2007.
Interest expense in the third quarter of 2008 decreased to $254,000 from $1.0 million in the third quarter of 2007, primarily due to lower debt levels and lower interest rates.  Total senior and junior debt at September 30, 2008 was approximately $2.5 million, down from $3.5 million at December 31, 2007, and $3.9 million at September 30, 2007.
For the nine-month period ended September 30, 2008, net sales were $209.1 million, compared to $315.5 million in the prior year period.  The Company reported net income of $2.9 million, or $0.25 per diluted share, for the first nine months of 2008, compared to net income for the first nine months of 2007 of $13.9 million, or $1.19 per diluted share.

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MILLER INDUSTRIES REPORTS 2008 THIRD QUARTER RESULTS	PAGE 2

Jeffrey I. Badgley, President and Co-CEO of the Company, stated, “During the third quarter we continued to keep production costs aligned with sales levels. Our performance was driven last quarter by continued good performance in the government and international marketplace, both of which served to somewhat offset lower demand from our core customers resulting from the impact of the current economic crisis on their purchasing decisions. Sales declined from second quarter levels and gross margins strengthened sequentially largely due to shifts in business mix.”
Mr. Badgley added, “The overall economic conditions negatively affected demand for our products for the first three quarters of 2008.  Similar to other manufacturers, our order intake was further reduced in October by the financial crisis that unfolded in late September.  In light of this, we will continue to adjust our production levels as needed to match demand for our products.  We believe that our strong balance sheet puts us in a good position to weather the current economic crisis.  However, we are unable to predict the severity or length of the current economic conditions or their impact on our customers. Given the current economic conditions combined with the recent strengthening of the U.S. dollar and its impact on our foreign operations, we expect fourth quarter revenue to be somewhat lower than third quarter levels.”
Mr. Badgley concluded, “The current economy has made the marketplace extremely price competitive.  In the face of these price pressures, we remain committed to provide the industry’s most innovative and highest quality products while taking whatever steps necessary to maintain our market leadership.  Although we cannot predict the timing of a return to normal business conditions, we believe we are in a better position to weather today’s challenges and take advantage of the eventual upturn in our markets.”

In conjunction with this release, the Company will host a conference call, which will be simultaneously broadcast live over the Internet.  Management will host the call, which is scheduled for tomorrow, November 6, 2008, at 10:00 AM ET.  Listeners can access the conference call live and archived over the Internet through a link at:

http://www.videonewswire.com/event.asp?id=53049

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MILLER INDUSTRIES REPORTS 2008 THIRD QUARTER RESULTS	PAGE 3

Please allow 15 minutes prior to the call to visit the site, download, and install any necessary audio software.  A replay of this call will be available approximately one hour after the live call ends through November 13, 2008.  The replay number is (877) 344-7529, Passcode 421744.

Miller Industries is the world’s largest manufacturer of towing and recovery equipment, and markets its towing and recovery equipment under a number of well-recognized brands, including Century, Vulcan, Chevron, Holmes, Challenger, Champion, Jige, Boniface and Eagle.

Certain statements in this news release may be deemed to be forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by the use of words such as “may,” “will,” “should,” “could,” “continue,” “future,” “potential,” “believe,” “project,” “plan,” “intend,” “seek,” “estimate,” “predict”, “expect”, “anticipate” and similar expressions, or the negative of such terms, or other comparable terminology.  Forward-looking statements also include the assumptions underlying or relating to any of the foregoing statements.  Such forward-looking statements are made based on our management’s beliefs as well as assumptions made by, and information currently available to, our management.  Our actual results may differ materially from the results anticipated in these forward-looking statements due to, among other things, economic and capital markets conditions, the risks related to changes in fuel and other transportation costs, the cyclical nature of our industry, the general economic health of our customers and their access to capital and credit to fund purchases, our dependence on outside suppliers of raw materials, changes in the cost of aluminum, steel and related raw materials, and those other risks referenced herein, including those risks discussed in the Company’s filings with the SEC, including those risks discussed under the caption “Risk Factors” in our Form 10-K for fiscal 2007, which discussion is incorporated herein by this reference.  Such factors are not exclusive.  We do not undertake to update any forward-looking statement that may be made from time to time by, or on behalf of, our company.

Miller Industries, Inc. and Subsidiaries
Consolidated Statements of Income
(In thousands except per share data)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
			%			%
	2008	2007	Change	2008	2007	Change
NET SALES	$66,735	$92,692	-28.0%	$209,071	$315,520	-33.7%

COSTS AND EXPENSES:

COST OF OPERATIONS	58,608	79,637	-26.4%	184,355	270,485	-31.8%

SELLING, GENERAL AND	6,402	6,481	-1.2%	19,032	20,671	-7.9%
ADMINISTRATIVE EXPENSES

INTEREST EXPENSE, NET	254	1,018	-75.0%	1,046	2,612	-60.0%

TOTAL COSTS AND EXPENSES	65,264	87,136	-25.1%	204,433	293,768	-30.4%

INCOME BEFORE INCOME TAXES	1,471	5,556	-73.5%	4,638	21,752	-78.7%

INCOME TAX PROVISION	554	1,958	-71.7%	1,748	7,886	-77.8%

NET INCOME	$917	$3,598	-74.5%	$2,890	$13,866	-79.2%

BASIC INCOME PER COMMON SHARE	$0.08	$0.31	-74.2%	$0.25	$1.20	-79.2%

DILUTED INCOME PER COMMON SHARE	$0.08	$0.31	-74.2%	$0.25	$1.19	-79.0%

WEIGHTED AVERAGE SHARES OUTSTANDING:
BASIC	11,594	11,572	0.2%	11,592	11,545	0.4%
DILUTED	11,601	11,667	-0.6%	11,618	11,661	-0.4%